Exhibit 99.1 Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release For immediate release:
Contact:	(Media) Mark Benson 509.835.1513	(Investors) Eric Cremers 509.835.1521

Potlatch Corporation Announces Pricing of $150 Million of Senior Notes

SPOKANE, Wash —October 29, 2009—Potlatch Corporation (NYSE:PCH) (the “Company”) today announced the pricing of its previously announced offering of $150 million aggregate principal amount of senior notes due 2019 (the “Notes”). The Notes will have an interest rate of 7 1/2% per annum and are being issued at a price equal to 98.284% of their face value.

The Company estimates that the net proceeds from the offering will be approximately $143 million after deducting discounts and estimated offering expenses. The Company expects to use a portion of the net proceeds of the offering to repay approximately $73.0 million outstanding under the Company’s senior secured credit facility. The Company will retain the remaining net proceeds of the Notes for general corporate purposes.

As the offering is a private placement, the notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”) and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The notes to be offered have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including, but not limited to, statements regarding the proposed offering of the notes and the anticipated use of net proceeds therefrom. These forward-looking statements are based on the Company’s current expectations, estimates and assumptions that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the impact of conditions in the credit markets generally and, in particular, for companies in the markets in which the Company operates, and changes and uncertainty in the United States and international economies, which pose a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news. For a discussion of additional factors that may cause results to differ, see the Company’s public filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date thereof. The Company does not undertake to update any forward-looking statements.

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